Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Jillian Gibson 1st Vice President, Director of Marketing (336) 369-0916 jillian.gibson@newbridgebank.com

NewBridge Bank Changes Executive’s Title to Better Reflect Duties

Greensboro, N.C., December 19, 2013 – NewBridge Bank has announced a change of title for Spence H. Broadhurst, one of its key executives, to better define the duties that comprise his position in the Bank. His new title is senior executive vice president, chief banking officer, effective immediately. His previous title was senior executive vice president, chief sales officer.

Broadhurst will continue to oversee the Bank’s five distinct lines of business: commercial banking, private banking, retail banking, mortgage banking and wealth management. He will continue to report to Pressley A. Ridgill, NewBridge Bank’s president and chief executive officer.

“As NewBridge Bank fulfills our vision of being a high performing community bank, it’s critical that our existing clients, communities, teammates, shareholders and regulatory agencies understand the roles and responsibilities of each member of the executive management team,” said Ridgill. “Since joining the team earlier this year, Spence has effectively established his leadership of the Bank’s five lines of business. We feel the title of chief banking officer better reflects his role within the Bank and is more widely accepted in the financial services industry.”

Also continuing to report to Mr. Ridgill are David P. Barksdale, senior executive vice president, chief strategy officer; Robin S. Hager, senior executive vice president, chief administrative officer; Ramsey K. Hamadi, senior executive vice president, chief financial officer; and William W. Budd, Jr., senior executive vice president, chief credit officer. Their titles and areas of responsibility remain the same.

About NewBridge Bank
NewBridge Bank is a full-service, state-chartered community bank headquartered in Greensboro, North Carolina. As one of the largest community banks in the state, NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank currently has assets of approximately $2.0 billion with 36 branches and several loan production offices throughout North Carolina. The stock of NewBridge Bancorp, the Bank’s parent company, trades on the NASDAQ Global Select Market under the symbol “NBBC.”

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